Exhibit 5.2

[LETTERHEAD OF VENABLE LLP]

June 4, 2013

Piedmont Office Realty Trust, Inc.

11695 Johns Creek Parkway, Suite 350

Johns Creek, Georgia 30097

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as Maryland counsel to Piedmont Office Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the filing of a Registration Statement (as defined below) on Form S-4 by the Company and Piedmont Operating Partnership, LP, a Delaware limited partnership (the “Issuer”), relating to the proposed issuance and offer to exchange up to $350,000,000 aggregate principal amount of the Issuer’s new 3.40% Senior Notes due 2023 (the “Exchange Securities”) for a like aggregate principal amount of outstanding 3.40% Senior Notes due 2023 (the “Original Securities”) and the guarantee by the Company (the “Exchange Securities Guarantee”) of the obligations of the Issuer under the Exchange Securities, covered by the above-referenced registration statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company and the Issuer with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Exchange Securities and the Exchange Securities Guarantee are to be issued pursuant to the Indenture, dated as of May 9, 2013 (the “Indenture”), by and among the Issuer, the Company and U.S. Bank National Association, as trustee.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement, and the related form of prospectus included therein, substantially in the form in which it was transmitted to the Commission under the 1933 Act, related to the offering and guarantee of the Exchange Securities;

2. The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Piedmont Office Realty Trust, Inc.

June 4, 2013

5. Resolutions adopted by the Board of Directors of the Company relating to authorization of (a) the sale and issuance of the Original Securities, (b) the issuance of the Exchange Securities, (c) the guarantee of the Original Securities by the Company and (d) the Exchange Securities Guarantee, certified as of the date hereof by an officer of the Company;

6. The Indenture (and the Exchange Securities Guarantee set forth therein);

7. The Registration Rights Agreement, dated as of May 9, 2013, by and among the Issuer, the Company and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and U.S. Bancorp Investments, Inc., as representatives of the initial purchasers party thereto;

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Piedmont Office Realty Trust, Inc.

June 4, 2013

5. The Exchange Securities, if and when issued, will have substantially identical terms as the Original Securities and will be issued in exchange therefor as contemplated by the Indenture and the Registration Statement.

The phrase “known to us” is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the transactions covered by, and the issuance of, this opinion.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland and is in good standing with the SDAT.

2. The Company has the corporate power to enter into and perform its obligations under the Indenture and to enter into and perform its obligations under the Exchange Securities Guarantee.

3. The execution and delivery by the Company of the Indenture (including the Exchange Securities Guarantee set forth therein) have been duly authorized by all necessary corporate action on the part of the Company.

4. The Indenture has been duly executed and, so far as is known to us, delivered by the Company.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We note that the Indenture is governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Piedmont Office Realty Trust, Inc.

June 4, 2013

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes subsequent to the date of effectiveness of the Registration Statement or if we become aware of any fact that might change the opinion expressed herein.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. King & Spalding LLP, counsel to the Company, may rely on this opinion in connection with its opinion of even date herewith. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP